                                    Registration Statement No.  - ______________

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549
                               ________________

                                   FORM S-8
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                               ________________

                                  ACSYS, INC.
            (Exact Name of Registrant as Specified in Its Charter)

           Georgia                                              58-2299173
(State or Other Jurisdiction of                              (I.R.S. Employer
Incorporation or Organization)                            Identification Number)

                  2000 Pennsylvania Avenue, N.W., Suite 7650
                            Washington, D.C. 20006
                   (Address of Principal Executive Offices)

             ACSYS, Inc. 1997 Employee Incentive Stock Option Plan

              ACSYS Resources, Inc. 1996 Equity Compensation Plan
                           (Full Title of the Plans)

                               Timothy Mann, Jr.
                            Chief Executive Officer
                                  ACSYS, Inc.
                  2000 Pennsylvania Avenue, N.W., Suite 7650
                            Washington, D.C. 20006
                                (202) 872-0303
          (Name, address, and telephone number of agent for service)
                       ________________________________

                             Copies Requested to:
                             Glenn W. Sturm, Esq.
                            Charles D. Vaughn, Esq.
                  Nelson Mullins Riley & Scarborough, L.L.P.
                    999 Peachtree Street, N.E., Suite 1400
                            Atlanta, Georgia  30309
                                (404) 817-6000
                             (404) 817-6050 (Fax)
                       ________________________________

====================================================================================================================
Title of Each Class                               Proposed Maximum         Proposed Maximum
of Securities to be             Amount to be       Offering Price         Aggregate Offering           Amount of
    Registered                  Registered(1)        per Share                  Price               Registration Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, no par value         666,920            $12.38(1)             $ 8,256,470(1)             $2,435.66
--------------------------------------------------------------------------------------------------------------------
Common Stock, no par value         135,198            $ 8.00(2)             $ 1,081,584                $  319.07
--------------------------------------------------------------------------------------------------------------------
Common Stock, no par value       1,197,882            $ 8.50(2)             $10,181,997                $3,003.69
--------------------------------------------------------------------------------------------------------------------
Common Stock, no par value         109,622            $ 2.66(2)             $   291,595(2)             $   86.02
--------------------------------------------------------------------------------------------------------------------
Total                            2,109,622                                  $19,813,586                $5,844.44
====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457 (c) and (h) on the basis of the average of the high and low prices of the Company's Common Stock on February 12, 1997, as reported by the National Association of Securities Dealer's automated quotation system.
(2) In accordance with Rule 457(h), the registration fee is based upon the price at which the options may be exercised.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The documents listed below are hereby incorporated by reference into this registration statement ("Registration Statement"), and all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents:

        (a) the Company's Prospectus filed on February 6, 1998 with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) (the "424(b) Prospectus," which is included within the Company's Registration Statement on Form S-1) promulgated by the Commission under the Securities Act of 1933, as amended (the "Securities Act"); and

        (b) the description of the Company's Common Stock contained in the section titled "Description of Capital Stock" on pages 45-47 of the 424(b) Prospectus, which description is also incorporated by reference into the Company's Registration Statement on Form 8-A under the Exchange Act.

ITEM 4.  DESCRIPTION OF SECURITIES.

     No response is required to this item.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     No response is required to this item.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Articles of Incorporation eliminate, subject to certain limited exceptions, the personal liability of a director to the Company or its shareholders for monetary damage for any breach of duty as a director. There is no elimination of liability for (i) a breach of duty involving appropriation of a business opportunity of the Company; (ii) an act or omission which involves intentional misconduct or a knowing violation of law; (iii) any transaction from which the director derives an improper personal benefit; or (iv) as to any payments of a dividend or any other type of distribution that is illegal under
Section 14-2-832 of the Georgia Business Corporation Code (the "GBCC"). In addition, if at any time the GBCC is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each director of the Company shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the GBCC require such action. The provision does not limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

     The Company's bylaws contain certain provisions which provide indemnification to directors of the Company that is broader than the protection expressly mandated in Sections 14-2-852 and 14-2-857 of the GBCC. To the extent that a director or officer of the Company has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer of the Company, Sections 14-2-852 and 14-2-857 of the GBCC would require the Company to indemnify such persons against expenses (including attorney's fees) actually and reasonably incurred in connection therewith. The GBCC expressly allows the Company to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

     The indemnification provisions in the Company's bylaws require the Company to indemnify and hold harmless any director who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the Company) because he or she is or was a director of the Company, against expenses (including, but not limited to, attorney's fees and disbursements, court costs and expert witness fees), and against judgments, fines, penalties, and amounts paid in settlement incurred by him or her in connection with the action, suit or proceeding. Indemnification would be disallowed under any circumstances where indemnification may not be authorized by action of the Board of Directors, the shareholders or otherwise. The Board of Directors of the Company also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all the accompanying conditions and obligations. Indemnified persons would also be entitled to have the Company advance expenses prior to the final disposition of the proceeding. If it is ultimately determined that they are not entitled to indemnification, however, such amounts would be repaid.

     The Company has entered into separate indemnification agreements with each of its directors and executive officers, whereby the Company agreed, among other things, to provide for indemnification and advancement of expenses in a manner and subject to terms and conditions similar to those set forth in the Bylaws. These agreements also provide that the Company shall purchase and maintain liability insurance for the benefit of its directors and executive officers. These agreements may not be abrogated by action of the shareholders. There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent. The Company has also agreed to hold the shareholders harmless from, against and in respect of federal income tax liabilities, including interest and penalties imposed thereon (and any state and local income tax liabilities as provided by applicable law), if any, incurred by the shareholders as a result of a final determination of an adjustment (by reason of an amended return, claim for refund, audit, judicial decision or otherwise) to the taxable income of the Company for any period which results in a decrease for any period in the Company's taxable income and a corresponding increase for any period in the taxable income of the shareholders.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.

     The following exhibits are filed with this Registration Statement:

     Exhibit
     Number       Description of Exhibit
     --------     ----------------------

       5.1        Legal opinion of Nelson Mullins Riley & Scarborough, L.L.P.

      23.1        Consent of Arthur Andersen LLP

      23.2        Consent of Nelson Mullins Riley & Scarborough, L.L.P.
                  (contained in their opinion filed as Exhibit 5.1).

      24 Power of Attorney (contained on the signature pages of this Registration Statement).

Item 9.  UNDERTAKINGS.

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

           provided, however, that the undertakings set forth in paragraph (i)
           --------  -------
           and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's Annual Report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 17th day of February, 1998.


                                             ACSYS, INC.


                                             By: /s/ Timothy Mann, Jr.
                                                ------------------------
                                                Timothy Mann, Jr.
                                                Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each of the undersigned officers and directors of ACSYS, Inc. (the "Company"), a Georgia corporation, for himself and not for one another, does hereby constitute and appoint David C. Cooper, Edward
S. Baumstein, and Timothy Mann, Jr., and each of them, a true and lawful attorney in his name, place and stead, in any and all capacities, to sign his name to any and all amendments, including post-effective amendments, to this Registration Statement, and to sign a Registration Statement pursuant to Section 462(b) of the Securities Act of 1933, and to cause the same (together with all Exhibits thereto) to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself hereby ratifies and confirms all that said attorneys or any one of them shall lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities and on the dates indicated.


SIGNATURES                   TITLE                           DATE
----------                   -----                           ----

 /s/ David C. Cooper         Chairman of the Board           February 17, 1998
--------------------------   of Directors
     David C. Cooper


 /s/ Timothy Mann, Jr.       Chief Executive Officer and     February 17, 1998
--------------------------   Director (Principal Executive
     Timothy Mann, Jr.       Officer)


 /s/ Edward S. Baumstein     President, Chief Operating      February 17, 1998
--------------------------   Officer and Director
     Edward S. Baumstein


 /s/ Beth Monroe-Chase       Chief Development Officer,      February 17, 1998
--------------------------   Executive Vice President
     Beth Monroe-Chase       and Director

 /s/ Lester E. Gallagher, III  Chief Financial Officer       February 17, 1998
-----------------------------  (Principal Financial and
     Lester E. Gallagher, III  Accounting Officer)


 /s/ Barry M. Abelson          Director                      February 17, 1998
-----------------------------
    Barry M. Abelson


 /s/ John R. Ficquette         Director                      February 17, 1998
-----------------------------
     John Ficquette


                               Director                      February __, 1998
-----------------------------
     William Porter Payne


 /s/ Harry J. Sauer            Director                      February 17, 1998
-----------------------------
     Harry J. Sauer


 /s/ Mark E. Strassman       Director                        February 17, 1998
--------------------------
     Mark E. Strassman

                                 EXHIBIT INDEX

Exhibit
Number                              Exhibit
-------                             -------

 5.1     -  Legal opinion of Nelson Mullins Riley & Scarborough, L.L.P.

23.1     -  Consent of Arthur Andersen LLP

23.2     -  Consent of Nelson Mullins Riley & Scarborough, L.L.P.
            (contained in their opinion filed as Exhibit 5.1)

24       -  Power of Attorney (contained on the signature pages of this
            Registration Statement).